Confidential Treatment Requested by                                EXHIBIT 10.16
Associated Materials Incorporated

                                    AGREEMENT


         This Agreement, which together with the Land Sale Contract described in paragraph 1 below, represents the entire agreement of the parties hereto with respect to the subject matter hereof, is between Shintech Incorporated ("Seller") and Alside Division of Associated Materials Incorporated ("Buyer"). The parties hereto agree as follows:

1. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, approximately 20 acres of land outlined on Exhibit "A" at Seller's plant site in Freeport, Texas, at a selling price of $[ ]* per acre. Such sale is contingent upon, and Buyer agrees to use said land for, the construction of an extrusion facility to be operated by Buyer. Seller and Buyer agree to enter into a Land Sale Contract separate from this Agreement to consummate this part of the transaction, which will contain the foregoing terms and such other terms as may be mutually agreeable to Seller and Buyer. The transfer of the land to Buyer shall be completed within 60 days from the date of this Agreement. Buyer estimates that the construction of the extrusion facility will be completed and ready to commence production by December 31, 1998.

2. Seller agrees to grant Buyer an appropriate right-of-way easement to obtain access to Highway 332 and to work with Buyer to obtain a right-of-way from Hoffman LaRoche, Dow Chemical, and, perhaps, others for a rail spur from the existing Union Pacific line. If Buyer is unable to obtain an acceptable right-of-way for a rail spur from such companies, Seller will use best reasonable efforts to locate another 20-acre site with rail access adjacent to or nearby Seller's plant site for Buyer's use, in which event Buyer will construct its plant on such substitute site. In the event that Seller is not able to locate such substitute site, Buyer and Seller acknowledge this Agreement shall become null.

3. Seller will sell and deliver to Buyer, and Buyer will purchase from Seller, for Buyer's own use and consumption at Buyer's West Salem, OH, Ennis, TX, and Freeport, TX plants on the terms and conditions stated herein, Seller's current Suspension Type PVC SE95OEG or Type SE950W resin ("resin").

4. Buyer will provide Seller, thirty (30) days prior to each calendar quarter, its best estimate of the amount of resin to be purchased for each plant during the ensuing quarter.

5. Delivery of resin to Buyer's West Salem, OH and Ennis, TX plants shall be by rail car unless otherwise agreed to by the parties. Delivery of resin to Buyer's Freeport, TX plant shall be by hopper trailer, unless otherwise agreed to by the parties. Title and risk of loss shall pass from Seller to Buyer as the rail car or hopper trailer containing the resin arrives at Buyer's plants.

6. During the term of this Agreement and subject to force majeure, Buyer agrees to buy and Seller agrees to sell approximately sixty percent (60%) of Buyer's entire resin requirements in each of 1998 and 1999, and approximately seventy percent (70%) of Buyer's entire resin requirements thereafter, which

--------
* The redacted portion of this document has been omitted pursuant to a request for confidential treatment and such redacted portion has been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by
Associated Materials Incorporated

         entire resin requirements, per year are estimated to be 114 million pounds in 1998, 129 million pounds in 1999, 143 million pounds in 2000, and 157 million pounds thereafter. Seller shall ship and Buyer shall take resin in reasonably uniform monthly quantities, acknowledging the seasonality of Buyer's production requirements. Buyer and Seller agree that Seller will provide approximately all of Buyer's resin requirements at Buyer's Freeport, TX, and West Salem, OH plants. Notwithstanding the foregoing, (i) upon Buyer giving Seller
         [ ]* calendar days prior notice, Seller agrees to supply Buyer up to [ ]* pounds per month in excess of the monthly quantities stipulated above, and (ii) to the extent that Buyer's purchases are less than [ ]* of Seller's obligation to supply based on the above estimates for three consecutive months, Seller shall have the right to reduce Seller obligation to supply to [ ]*% of the actual average monthly usage for the previous [ ]* months.

7.       Pricing for the sale and purchase of the resin shall be as follows

         a. Every month during the term of this Agreement, Seller and Buyer shall discuss and determine in good faith the Base Price ("BP") on a mutually acceptable basis for such month, taking into account changes, if any, in the resin market conditions for such month. BP does not reflect any contractual discounts, allowances, or other price adjustments, but does include applicable taxes. [ ]*

         b. To obtain the monthly selling price per pound for Buyer's Freeport plant ("MSP"), the following adjustments will be made to the BP; (all numbers are in cents per pound)

                     i)   If the BP is less than [ ]*, there is no adjustment

                     ii) If the BP is [ ]* or greater, but less than [ ]*, the adjustment is minus [ ]*.

                     iii) If the BP is [ ]* or greater, but less than [ ]*,
                          the adjustment is minus [ ]*.

                     iv) If the BP is [ ]* or greater, but less than [ ]*, the adjustment is minus [ ]*.

                     v) If the BP is [ ]* or greater, but less than [ ]*, the adjustment is minus [ ]*.

                     vi) If the BP is [ ]* or greater, the adjustment is minus [ ]*.


         c. Except as provided in subsection (d) below, all pricing is F.O.B. point of destination.

         d. The following freight charges will be added to the MSP to arrive at the monthly selling price for deliveries to Ennis, TX and West Salem, OH.

--------
* The redacted portion of this document has been omitted pursuant to a request for confidential treatment and such redacted portion has been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by
Associated Materials Incorporated

                              [
                                                                         ]*

                  The freight charges may be adjusted on an annual contract basis based upon changes in tariff rates.

         e.       For all rail shipments to Ennis, an additional discount of
                  [      ]* shall be allowed.

         f. For each calendar year during the term of this Agreement, if Buyer purchases the following volumes from Seller:

                  o        [  ]* million in 1998;
                  o        [  ]* million in 1999.
                  o        [  ]* million in 2000; and
                  o        [  ]* million thereafter,

                  an additional  discount of [       ]* will be allowed on all
                  resin  purchased by Buyer from Seller hereunder
                  ("End- of-Year Discount")

8. Payment terms for resin purchases shall be net sixty (60) days from date of shipment from Seller's Freeport plant.

9. In the event that in any month during this Agreement Buyer receives a commercially reasonable quotation from Occidental Chemical Corporation or Borden Plastics and Chemicals for shipment that month to Ennis, West Salem or Freeport of like quantities of a product of equal quality to the same destination(s) upon substantially the same payment and shipment terms as herein provided that is lower than the price determined pursuant to paragraph 7 hereof (net of all discounts contemplated hereunder) for such month, Buyer shall give Seller an opportunity to review the pricing hereunder for such destination(s) for the particular month. Seller agrees to give every reasonable consideration to such lower price offer for such month, based upon Seller's knowledge of the then current market conditions. If Seller meets such lower price, no further discounts shall apply to such volume. If Seller elects not to meet such lower price, whether or not such lower price offer was commercially reasonable, Seller and Buyer shall be relieved from their respective obligations under paragraph 6 above for such destinations only for the particular month. However, for End-of-Year Discount calculation purposes, the amount purchased at such lower price will count toward the volume described in paragraph 7 above, whether or not Seller elects to meet such lower price.
         Buyer agrees to provide Seller with a copy of the quotation confirming such lower price or other documentation of such lower price acceptable to Seller.


10.      Seller will give Buyer [                    ]* at the then-existing BP
         from the announced effective date of any price increase.




------------

* The redacted portion of this document has been omitted pursuant to a request for confidential treatment and such redacted portion has been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by
Associated Materials Incorporated

11. EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, SELLER MAKES NO OTHER WARRANTIES WITH RESPECT TO RESIN SOLD PURSUANT TO THIS AGREEMENT. THE WARRANTIES SET OUT IN THIS AGREEMENT ARE MADE EXPRESSLY IN LIEU OF AND EXCLUDE ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES.

12. Buyer agrees to indemnify Seller from liability for damage to persons or property resulting from the use of the resin in manufacturing processes, or in combination with other substances, or otherwise. Buyer represents to Seller that it has used its own independent skill and expertise in connection with the selection and use of the resin purchased pursuant to this Agreement, and that it possesses skill and expertise in the handling, storage, transportation, treatment, use and disposal of the resin.

13. Neither Seller nor Buyer shall be liable hereunder for special, incidental, indirect, punitive, or consequential damages.

14. Except as may be compelled by a court or governmental agency of competent jurisdiction, or when written approval is given by the other party, neither party hereto will disclose the contents of this Agreement to any third party with the exception of the portions of this Agreement.

15. This Agreement will commence on January 1, 1998, for all orders placed after December 31, 1997, and shall continue until December 31, 2002, and from year to year thereafter unless either party shall give written notice of termination at least ninety (90) days prior to the end of the expiring contract year


Agreed and Accepted:                               Agreed and Accepted:

SHINTECH INCORPORATED                              ALSIDE DIVISION OF ASSOCIATED
                                                   MATERIALS INCORPORATED


By:      /S/ RICHARD MASON                           /S/ JAMES R. BUSSMAN
    --------------------------------        ------------------------------------
         Richard Mason                              James R. Bussman
         Secretary                                  President